UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR SUSPENDED OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934.

                                                  Commission File No.  000-19372

                          CATHERINES STORES CORPORATION
             (exact name of registrant as specified in its charter)

Tennessee                                                             62-1350411
(State or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                  3742 Lamar Avenue, Memphis, Tennessee, 38118
                    (Address of principal executive offices)

Registrant's telephone number, including area code (901) 363-3900

                          Common Stock, $.01 par value
            (Title of each class of securities covered by this Form)

None (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)   [X]                    Rule 12h-3(b)(1)(i)   [ ]
Rule 12g-4(a)(1)(ii)  [ ]                    Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(2)(i)   [ ]                    Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(ii)  [ ]                    Rule 12h-3(b)(2)(ii)  [ ]
                                             Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: One


     Pursuant to the requirements of the Securities and Exchange Act of 1934 Catherines Stores Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 10, 2000                                  By:  /s/ David C. Forell
                                                             -------------------
                                                             Secretary